CHAD

THERAPEUTICS

Innovative Respiratory Solutions

FOR IMMEDIATE RELEASE

21622 Plummer Street
Chatsworth, CA 91311
Toll Free: 800.423.8870
Phone: 818.882.0883
Main Fax: 818.882.1809

Company Contact: Earl L. Yager President and CEO www.CHADtherapeutics.com	Investor Contact: Neil Berkman Associates (310) 277 — 5162 info@BerkmanAssociates.com

CHAD Therapeutics Reports
Fiscal 2006 First Quarter Financial Results

CHATSWORTH, California, August 11, 2005 . . . CHAD Therapeutics, Inc. (ASE:CTU) today announced operating results for the first quarter of fiscal 2006.

“Continued rapid growth of sales of our oxygen conservers in international markets and higher sales of our TOTAL O27 home oxygen filling system largely offset a reduction in domestic conserver sales in this year’s first quarter compared to the first quarter of fiscal 2005,” said Earl L. Yager, President and Chief Executive Officer.

“Our discussions regarding potential distribution options for our TOTAL O2 system and our sleep disorder products are continuing. We hope to make decisions this summer regarding distribution for both of these product families. Regarding TOTAL O2, these new opportunities have the potential to significantly expand sales of this proprietary product, and may also have a positive impact on our domestic conserver sales. The opportunities we are evaluating for our sleep disorder products may allow us to address this market for the first time, which represents a substantial incremental growth opportunity for CHAD.

“The wide range of outcomes that could result from the distribution options we are pursuing, our ability to continue the growth of our international conserver sales, and continued volatility in the domestic market create uncertainties regarding the outlook for the remainder of fiscal 2006. On balance, taking into account our expectation of a significantly higher tax rate beginning this year, we continue to expect CHAD to report higher revenue and pre-tax income in fiscal 2006 than in fiscal 2005,” Yager said.

First Quarter Results

For the three months ended June 30, 2005, revenue declined to $5,895,000 from $6,099,000 for the first quarter of fiscal 2005. The net loss for the first quarter of fiscal 2006 was $42,000, or $0.00 per share. This compares to net earnings for the first quarter of fiscal 2005 of $262,000, or $0.02 per diluted share.

Yager noted that gross margin in this year’s first quarter was affected by continued pricing pressure in the domestic conserver market. He added that fixed operating expenses typically are higher in the first quarter than in the remainder of the year due to audit fees and related items.

At June 30, 2005, CHAD reported a current ratio of 5.7-to-1, and shareholders’ equity of $12,982,000. The company has no long-term debt.

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CHAD Therapeutics Reports Fiscal 2006 First Quarter Financial Results
August 11, 2005
Page Two

Conserver Product Update

Sales of oxygen conservers to domestic customers declined by 21% in the first quarter of fiscal 2006 compared to the prior year, reflecting continuing pressure on prices as well as reduced sales to a major customer. International conserver sales increased 170%.

“The international conserver market is emerging as an important growth opportunity for CHAD, and we expect this trend to continue. We have responded to this opportunity by offering the industry’s broadest conserver product line, and by modifying certain of our conservers to meet specific foreign market requirements. We also expect our new LOTUSTM Electronic Oxygen Conserver to contribute to our growth in the second half of fiscal 2006. Shipments of this product are expected to begin in September 2005,” Yager said.

TOTAL O2 System Update

Sales of CHAD’s TOTAL O2 home oxygen filling system increased 17% in the first quarter of fiscal 2006 compared to the first quarter of fiscal 2005.

“Recent changes in home oxygen reimbursement are encouraging home care providers to evaluate their monthly operating costs more carefully and to seek more cost-effective ways to service their home oxygen patients. CHAD’s proprietary TOTAL O2 system can significantly reduce monthly operating costs while at the same time improving patient care. We believe that the TOTAL O2 system can become a major contributor to CHAD’s growth,” Yager said.

Sleep Disorder Product Update

Yager continued, “As we previously reported, the initial independent clinical trial of our first potential product for the sleep disorder market confirmed that our sleep apnea therapeutic device, incorporating our proprietary sensor technology, achieved a significant reduction in the air pressure needed to treat sleep apnea patients, in addition to providing other therapeutic benefits. We believe this is why all of the patients tested preferred our device to the standard device that was used in the clinical trial for comparative purposes. This may translate into improved compliance by patients who use our device, which is a significant factor in sleep apnea therapy.”

Operating Loss Carryforwards

At June 30, 2005, the Company had approximately $1,915,000 in California net operating loss carryforwards available to offset future income taxes payable. The effective combined Federal and California income tax rate in fiscal 2006 and future years is currently expected to be approximately 40%.

Conference Call

CHAD will host a conference call today at 11:00 a.m. EDT. A simultaneous webcast of the conference call will be available from the Investor Relations link at www.CHADtherapeutics.com. A replay will be available after 1:00 p.m. EDT at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21256575.

About CHAD Therapeutics

CHAD Therapeutics, Inc. is in the business of developing, producing and marketing respiratory care devices designed to improve the efficiency of oxygen delivery systems for home health care and hospital treatment of patients suffering from pulmonary diseases. For more information, visit www.CHADtherapeutics.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.

The foregoing statements regarding prospects for future earnings and revenues, future sales trends and the introduction of products under development are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the potential loss of one of our major customers upon whom we depend for a material portion of our business, increased competition and continuing downward pressure on prices for certain of our products, the potential introduction of new products with perceived competitive advantages over the Company’s products, changes or proposed changes in health care reimbursement which affect home care providers, the terms of any distribution agreement which may be negotiated with respect to our TOTAL O2 system or our sleep products, and CHAD’s ability to anticipate and respond to technological and economic changes in the home oxygen market. Moreover, the success of the Company’s products and products under development will depend on their efficacy, reliability and the health care community’s perception of the products’ capabilities and benefits, the degree of acceptance the products achieve among homecare providers and, with respect to products under development, obtaining timely regulatory approval. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission under the caption “Outlook: Issues and Risks.”

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CHAD THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	June 30,
	2005	2004
Net sales	$5,895,000	$6,099,000
Cost of sales	3,794,000	3,679,000

Gross profit	2,101,000	2,420,000
Costs and expenses:
Selling, general and administrative	1,844,000	1,736,000
Research and development	332,000	410,000

Total costs and expenses	2,176,000	2,146,000
Operating income (loss)	(75,000)	274,000
Other income	6,000	8,000

Earnings (loss) before income taxes	(69,000)	282,000
Income tax expense (benefit)	(27,000)	20,000

Net earnings (loss)	$(42,000)	$262,000

Earnings per share
Basic	$0.00	$0.03

Diluted	$0.00	$0.02

Weighted shares outstanding:
Basic	10,134,000	10,110,000

Diluted	10,134,000	10,617,000

CHAD THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(unaudited)

	June 30,	June 30,
	2005	2004
Assets
Current assets:
Cash	$471,000	$3,475,000
Accounts receivable, net	3,301,000	3,074,000
Inventories, net	8,147,000	4,773,000
Prepaid expenses	145,000	138,000
Deferred income taxes	488,000	224,000

Total current assets	12,552,000	11,684,000
Property, plant and equipment, net	1,166,000	1,175,000
Other assets	1,472,000	775,000

Total Assets	$15,190,000	$13,634,000

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$775,000	$811,000
Accrued expenses	1,421,000	1,307,000
Income taxes payable	12,000	63,000

Total current liabilities	2,208,000	2,181,000
Shareholders’ equity:
Common shares, no par value, authorized
40,000,000 shares, 10,134,000 and
10,122,000 issued and outstanding	13,369,000	13,347,000
Retained earnings (accumulated deficit)	(387,000)	(1,894,000)

Net shareholders' equity	12,982,000	11,453,000

Total Liabilities and Shareholders' Equity	$15,190,000	$13,634,000